Exhibit 99.1

The Container Store Group, Inc., Announces

Fourth Quarter and Full Fiscal Year 2015 Financial Results

Company Achieves Comparable Store Sales Growth of 0.2% for Fiscal 2015 Fourth Quarter; Concludes On-Time, Company-Wide Rollout of TCS Closets™

Outlines Previously Announced SG&A Savings Program

Expects Fiscal 2016 Earnings Per Share of $0.20 to $0.30

Coppell, TX — April 25, 2016 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year 2015 ended February 27, 2016.

•                  Comparable store sales for the fourth quarter of fiscal 2015 were up 0.2% compared to the fourth quarter of fiscal 2014, exceeding the Company’s guidance of - 3.0% to - 5.0% comparable store sales growth and marking the third consecutive quarter of positive comparable store sales.

•                  Consolidated net sales for the fourth quarter of fiscal 2015 were $232.1 million, up 3.5% compared to the fourth quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $214.2 million, up 4.7% as compared to the fourth quarter of fiscal 2014, primarily due to new store sales.  Elfa International AB third-party net sales for the fourth quarter of fiscal 2015 were SEK 151.9 million, down 4.4% compared to the fourth quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 0.4% percent, from 3.9% to 3.5%, or $0.9 million for the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014 using the prior year conversion rate for both periods..

•                  Consolidated net income per diluted share (EPS) was $0.20 for the fourth quarter of fiscal 2015, which was in line with the Company’s previously provided outlook, and included approximately $0.02 per diluted share in spend for key strategic initiatives.  This compares to consolidated adjusted net income per diluted share of $0.24 in the fourth quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table at the end of this release).

“We exceeded our stated expectations on total consolidated fourth quarter sales and delivered earnings in line with our previously provided outlook,” said Kip Tindell, Chairman and Chief Executive Officer.  “From a comparable store sales standpoint we performed much better than we projected for the fourth quarter and importantly, saw improved and positive comparable store sales across non-TCS Closets and non-elfa® areas of the store during the last two months of the fiscal quarter.  In addition, our TCS Closets initiative was again a key driver of performance, providing a 140 basis point lift to overall comparable store sales.”

“For fiscal year 2015, we executed and delivered on our stated initiatives and, with flat comparable store sales growth, also exceeded our most recent annual comparable store sales outlook of -1.0% to -1.6% after having started the year with outlook of -2.0% to flat then raising the floor of it upon release of our second quarter earnings to -1.0% to flat.  As we have consistently said, fiscal 2015 was an investment year for our company as we strategically, and importantly, put extremely focused and significant financial, human and operational resources into key initiatives designed to transform our business by addressing the changing retail landscape and setting the stage for long-term growth.  Some of our primary accomplishments for fiscal 2015 are as follows:

•                  Taking our quarterly comparable store sales trend from slightly negative to slightly positive;

•                  We successfully rolled out TCS Closets and Contained HomeSM on time, to every store;

•                  We introduced free shipping on orders over $75;

•                  We increased our POP! Stars® by approximately 1.6 million to over 3.3 million total;

•                  We expanded our presence by opening 10 new stores (inclusive of one relocation) extending our reach into seven new markets while expanding two existing markets;

•                  We implemented numerous enhancements to the Company’s digital platform, including more strategic targeting and organic search programs, upgrades to the native search platform and the launch of a lifestyle blog, ContainerStoriesSM;

•                  We executed our Distribution Center automation project that successfully went live in April 2016, which is intended to drive supply chain and payroll efficiencies; and

•                  We jumped to #14, from #27, on Fortune magazine’s list of “100 Best Companies to Work For,” marking the Company’s seventeenth consecutive year on the list.

Tindell commented, “Expense management has always been a priority for us, but as we embark on the new fiscal year, we’re heightening our efforts with an SG&A savings program for fiscal 2016.  We are focused on cutting costs in a comprehensive manner, but in a way that does not compromise the success of our custom closet focus or harm our company culture, through a combination of actions, including a company-wide salary and wage freeze and a 401k match freeze, a reduction in payroll, plus extensive efforts to drive costs out of the business.  In combination with a prudent plan for comparable store sales, and moderating new store growth, these expense initiatives are expected to contribute to our projected earnings per share for fiscal 2016 at nearly double or triple the levels of fiscal 2015.”

For fiscal 2016, the Company plans to prioritize initiatives that focus on dominating the custom closet market inclusive of continued improvements to its custom closet selling process and employee selling skills training, an enhanced online and in-store experience, new product development, and robust marketing support for its TCS Closets, elfa® and closet completion solutions.  The benefit of the investment in the launch of TCS Closets, which was completed in all stores in late fiscal 2015, is expected to be realized in fiscal 2016 and beyond as the Company leverages all of these continuous improvement efforts.  Closet-related solutions are The Container Store’s dominant category, making it the retailer’s primary area of expertise and the most natural and strategic area for focus and differentiation.  The Company will continue to leverage its online and in-store demand and traffic to sell these solutions, in addition to using its network of Contained Home organizers, while also more strategically and overtly positioning The Container Store as the ultimate resource for custom closet solutions.  The Company’s Customer Financing Program is expected to launch in summer 2016 and is intended to drive incremental spend and increased conversion of its higher average ticket elfa® and TCS Closets solutions, of which the average TCS Closets ticket remains over $10,000.

The Company is moderating its new store growth for fiscal 2016 while remaining committed to the importance of new stores in order to capitalize on untapped market opportunities and achieve scale on enterprise-wide investments.  The Container Store expects to open a total of eight new stores (inclusive of one relocation) in fiscal 2016 (four of which are scheduled to open in the first half of the fiscal year) including, Novi, MI, Palm Beach Gardens, FL, Pittsburgh, PA, Des Moines, IA, Troy, MI, Omaha, NE, Baybrook, TX and a relocation of the Chestnut Hill, MA location.  The Company will annually evaluate its store growth plan, adjusting it as appropriate in response to the overall retail environment, real estate opportunities and operational priorities.  The Company intends to pilot a reduced square footage format in fiscal 2017 for new stores in select smaller markets with an objective to further maximize profitability.

The Company believes that the important investments it made in fiscal 2015, coupled with its planned 2016 SG&A savings program, will contribute significantly to its efforts to meaningfully improve financial results.

Fourth Quarter and Full Fiscal Year 2015 Results

For the fourth quarter (thirteen weeks) ended February 27, 2016, on a consolidated basis:

•                  The result for consolidated net sales for the fourth quarter of fiscal 2015 was $232.1 million, up 3.5% compared to the fourth quarter of fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $214.2 million, up 4.7% as compared to the fourth quarter of fiscal 2014, primarily due to new store sales.  Elfa International AB third-party net sales for the fourth quarter of fiscal 2015 were SEK 151.9 million, down 4.4% compared to the fourth quarter of fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 0.4% percent, from 3.9% to 3.5%, or $0.9 million for the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014 using the prior year conversion rate for both periods.

•                  The extension of Our Annual elfa® Sale (“elfa® Sale Extension”) ended on February 27, 2016, which was the last day of fiscal 2015.  In the prior year, the elfa® Sale Extension ended on March 2, 2015, during the first quarter of fiscal 2015, rather than in the fourth quarter of fiscal 2014.  Due to the large volume of elfa® orders placed in the last few days of the elfa® Sale Extension, the shift in timing of the conclusion of the sale led to an increase in the unearned revenue balance of $4.6 million to $16.0 million as of the fourth quarter of fiscal 2015, as compared to $11.4 million as of the fourth quarter of fiscal 2014.

•                  Gross margin was 57.9%, an increase of 10 basis points compared to the fourth quarter of fiscal 2014.  The Container Store retail business gross margin remained consistent at 57.0%, as the impact of the April 2015 introduction of everyday free shipping on orders over $75, the growing mix of lower-margin service sales, and the increase in promotional activities were offset by the positive impact of the stronger U.S. dollar during the fourth quarter of fiscal 2015 as compared to the fourth quarter of fiscal 2014.  While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, increased sales volumes associated with the strategy more than offset the related costs.  Elfa International AB gross margin improved 330 basis points primarily due to production efficiencies and stabilization of freight costs, partially offset by increased direct materials costs.  On a consolidated basis, gross margin increased as the impact of The Container Store retail business gross margin partially offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  Selling, general and administrative expenses (“SG&A”) were $104.3 million, up 6.6% as compared to $97.9 million in the fourth quarter of fiscal 2014.  SG&A as a percentage of net sales increased 140 basis points primarily due to incremental expenses incurred at The Container Store retail business related to strategic initiatives, a larger percentage of total net sales coming from The Container Store retail business, an increase in distribution center payroll due to fulfillment of an increased number of orders shipped directly to customers, and store payroll incurred at the conclusion of the elfa® Sale Extension to generate sales that are recorded as unearned revenue at the end of the fourth quarter.

•                  Net interest expense remained consistent at $4.2 million in the fourth quarter of fiscal 2015.

•                  The effective tax rate for the fourth quarter of fiscal 2015 was 33.9%, as compared to 25.2% in the fourth quarter of fiscal 2014.  The increase in the effective tax rate is primarily due to a shift in the mix of domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $9.4 million, or $0.20 per diluted share, in the fourth quarter of fiscal 2015 compared to $13.0 million, or $0.27  per diluted share, in the fourth quarter of fiscal 2014.  Net income in the fourth quarter of fiscal 2014 includes certain items that we do not consider in the evaluation of our ongoing performance, specifically certain gains on disposal of assets and certain taxes. Excluding these items, adjusted net income in the fourth quarter of fiscal 2014 was $11.8 million or $0.24 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $29.8 million compared to $31.3 million in the fourth quarter of fiscal 2014, (see GAAP/Non-GAAP reconciliation table).

For the year (fifty-two weeks) ended February 27, 2016, on a consolidated basis:

•                  The result for consolidated net sales was $794.6 million, up 1.6% compared to fiscal 2014 after converting the Elfa International AB portion of consolidated net sales from Swedish krona (“SEK”) to U.S. dollars.  Net sales in The Container Store retail business were $724.1 million, up 3.8% as compared to fiscal 2014, primarily due to new store sales.  Elfa International AB third-party net sales were SEK 598.3 million, down 0.6% compared to fiscal 2014.  Converting Elfa International AB third-party net sales to U.S. dollars reduced the consolidated net sales results by 1.7% percent, from 3.3% to 1.6%, or $13.1 million for fiscal 2015 compared to fiscal 2014 using the prior year conversion rate for both periods.

•                  Gross margin was 58.3%, a 30 basis point decrease as compared to fiscal 2014.  The Container Store retail business gross margin declined by 60 basis points, largely due to increased promotional activities, the April 2015 introduction of everyday free shipping on orders over $75, and a growing mix of lower-margin service sales in fiscal 2015 as compared to fiscal 2014.  This was partially offset by the impact of the stronger U.S. dollar.  While the introduction of everyday free shipping on orders over $75 has reduced the gross margin rate, increased sales volumes associated with the strategy more than offset the related costs.  Elfa International AB gross margin improved 110 basis points primarily due to production efficiencies and lower direct materials costs, partially offset by increased freight costs.  On a consolidated basis, gross margin declined as the decline in The Container Store retail business gross margin more than offset the improvement in Elfa International AB gross margin due to a larger percentage of net sales coming from The Container Store retail business.

•                  SG&A was $393.8 million, up 5.6% from $372.9 million in fiscal 2014.  SG&A as a percentage of net sales increased 190 basis points primarily due to a larger percentage of total net sales coming from The Container Store retail business, costs incurred related to major initiatives, increased investment in store payroll for enhanced sales floor coverage and distribution center payroll due to fulfillment of an increased number of orders shipped directly to customers, and an increase in healthcare costs.

•                  Net interest expense decreased to $16.8 million from $17.1 million in fiscal 2014.

•                  The effective tax rate for fiscal 2015 was 36.1% as compared to 24.1% in fiscal 2014.  The increase in the effective tax rate is primarily due to a $1.8 million reduction in tax expense recorded in the second quarter of fiscal 2014 related to a refund of tax paid in a prior period as well as a shift in the mix of domestic and foreign earnings.

•                  GAAP net income was $5.1 million, or $0.11 per diluted share, in fiscal 2015 compared to $22.7 million, or $0.47 per diluted share in fiscal 2014.  Net income in fiscal 2014 includes certain items that we do not consider in the evaluation of our ongoing performance, specifically certain gains on disposal of assets and certain taxes. Excluding these items, adjusted net income in fiscal 2014 was $16.5 million or $0.34 per diluted share (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $68.2 million compared to $88.2 million in fiscal 2014, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights:

(In thousands)	February 27, 2016	February 28, 2015
Cash	$13,609	$24,994
Total debt	$327,878	$334,928
Liquidity*	$104,382	$97,766

*Cash plus availability on revolving credit facilities

Change in Fiscal Year

As previously disclosed, the Company elected to change its fiscal year end from the Saturday closest to February 28 to the Saturday closest to March 31 of each year. The fiscal year change is effective beginning with the Company’s current 2016 fiscal year, which began on April 3, 2016 and will end on April 1, 2017. Recast historical unaudited financial information for the first three quarterly periods of 2015 (which, based on the new fiscal year, would have ended on July 4, 2015, October 3, 2015 and January 2, 2016) is included in this press release as well as posted on the Company’s website under the Investor Relations link. Results for the March 2016 fiscal month transition period, as well as the recast historical unaudited financial information for the fourth quarter of 2015 (which, based on the new fiscal year, would have ended on April 2, 2016) are expected to be reported when the Company releases its results for the first quarter ending July 2, 2016.

Outlook

For fiscal 2016, consolidated net sales are expected to be $830 to $845 million, based on the Company’s expected store openings and a comparable store sales change of -1.5% to  +0.5%. Net income is expected to be $0.20 to $0.30 per diluted common share based on estimated diluted common shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full year. Adjusted EBITDA is expected to be between $75 to $85 million.  This outlook incorporates a US dollar to Swedish Krona exchange rate of approximately the rate in effect on April 18, 2016 and contemplates an intense focus on SG&A management and savings.

Conference Call Information

In conjunction with this release, the Company published a recording and transcript of its prepared remarks on investor.containerstore.com, which will be available for 30 days. Additionally, a live Question & Answer session with the investment community is scheduled for today, April 25, 2016, at 5:00 PM Eastern Time. Investors and

analysts interested in participating in this session are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of this session will be available online at investor.containerstore.com and remain on the website for 30 days.

A taped replay of the Question & Answer session will be available within two hours of its conclusion and can be accessed both online and by dialing 877-870-5176 (toll free) or 1-858-384-5517 (international). The pin number to access the telephone replay is 13634238. The replay will be available until May 25, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding achieving long-term growth, the Company’s planned fiscal 2016 SG&A savings program, and the anticipated effects of such program on fiscal 2016 financial results, prioritized fiscal 2016 initiatives, including timing of launch or rollout of such initiatives, expectations for new store openings and relocations and a reduced square footage pilot program for new stores, beliefs regarding our ability to meaningfully improve financial results, expected timing of reporting recast financial information, and statements regarding our anticipated financial performance, including anticipated foreign currency translation and the expected impact on gross margin.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our planned fiscal 2016 initiatives in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 8, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 79 store locations nationwide that each average 25,000 square feet.  The Container Store has over 11,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions.  Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts.  The company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 17 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	February 27,	February 28,
(In thousands, except share amounts)	2016	2015
Assets
Current assets:
Cash	$13,609	$24,994
Accounts receivable, net	28,843	24,319
Inventory	86,435	83,724
Prepaid expenses	8,692	7,895
Income taxes receivable	157	1,698
Deferred tax assets, net	-	3,256
Other current assets	8,695	11,056
Total current assets	146,431	156,942
Noncurrent assets:
Property and equipment, net	176,117	169,053
Goodwill	202,815	202,815
Trade names	228,368	229,433
Deferred financing costs, net	6,068	7,742
Noncurrent deferred tax assets, net	2,090	1,739
Other assets	1,879	1,333
Total noncurrent assets	617,337	612,115
Total assets	$763,768	$769,057

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$40,274	$48,904
Accrued liabilities	69,635	59,891
Revolving lines of credit	721	2,834
Current portion of long-term debt	5,373	5,319
Income taxes payable	-	2,188
Total current liabilities	116,003	119,136
Noncurrent liabilities:
Long-term debt	321,784	326,775
Noncurrent deferred tax liabilities, net	80,720	82,965
Deferred rent and other long-term liabilities	38,193	38,319
Total noncurrent liabilities	440,697	448,059
Total liabilities	556,700	567,195

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,986,975 shares issued and outstanding at February 27, 2016, 47,983,660 shares issued and outstanding at February 28, 2015	480	480
Additional paid-in capital	856,879	855,322
Accumulated other comprehensive loss	(19,835)	(18,342)
Retained deficit	(630,456)	(635,598)
Total shareholders’ equity	207,068	201,862
Total liabilities and shareholders’ equity	$763,768	$769,057

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share
and	Thirteen	Thirteen	Fifty-two	Fifty-two

per share amounts)	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 27,	February 28,	February 27,	February 28,
	2016	2015	2016	2015
Net sales	$232,074	$224,259	$794,630	$781,866
Cost of sales (excluding depreciation and amortization)	97,780	94,570	331,079	323,800
Gross profit	134,294	129,689	463,551	458,066
Selling, general, and administrative expenses (excluding depreciation and amortization)	104,341	97,852	393,810	372,867
Stock-based compensation	392	339	1,556	1,289
Pre-opening costs	2,163	1,340	9,033	8,283
Depreciation and amortization	8,981	8,412	34,230	31,011
Other expenses	-	(38)	-	1,132

(Gain) loss on disposal of assets	(3)	178	61	(3,487)
Income from operations	18,420	21,606	24,861	46,971
Interest expense, net	4,199	4,155	16,810	17,105
Income before taxes	14,221	17,451	8,051	29,866
Provision for income taxes	4,822	4,403	2,909	7,193
Net income	$9,399	$13,048	$5,142	$22,673

Net income per common share - basic and diluted	$0.20	$0.27	$0.11	$0.47

Weighted-average common shares outstanding - basic	47,986,975	47,982,276	47,985,717	47,971,243
Weighted-average common shares outstanding - diluted	47,986,975	48,372,125	47,985,717	48,520,865

The Container Store Group, Inc.

Consolidated statements of cash

flows(unaudited)

		Fiscal year ended

	February 27,	February 28,

(In thousands)	2016	2015
Operating activities
Net income	$5,142	$22,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,230	31,011
Stock-based compensation	1,556	1,289
Excess tax provision from stock-based compensation	-	4
Loss (gain) on disposal of assets	61	(3,487)
Deferred tax expense	859	1,423
Noncash refinancing expense	-	-
Noncash interest	1,940	1,956
Other	401	(504)
Changes in operating assets and liabilities:	-	-
Accounts receivable	(5,338)	4,137
Inventory	(1,929)	(2,668)
Prepaid expenses and other assets	487	4,705
Accounts payable and accrued liabilities	5,840	5,562
Income taxes	(1,330)	(2,582)
Other noncurrent liabilities	388	1,106
Net cash provided by operating activities	42,307	64,625

Investing activities
Additions to property and equipment	(46,431)	(48,740)
Proceeds from investment grant	479	-
Proceeds from sale of subsidiary, net	-	3,846
Proceeds from sale of property and equipment	202	950
Net cash used in investing activities	(45,750)	(43,944)

Financing activities
Borrowings on revolving lines of credit	88,872	74,411
Payments on revolving lines of credit	(90,935)	(85,474)
Borrowings on long-term debt	-	34,389
Payments on long-term debt and capital leases	(5,246)	(36,591)
Payment of debt issuance costs	(266)	-
Proceeds from the exercise of stock options	59	742
Excess tax provision from stock-based compensation	-	(4)
Net cash used in financing activities	(7,516)	(12,527)

Effect of exchange rate changes on cash	(426)	(1,206)
Net (decrease) increase in cash	(11,385)	6,948
Cash at beginning of fiscal year	24,994	18,046
Cash at end of fiscal year	$13,609	$24,994

Supplemental information:
Cash paid during the year for:
Interest	$14,850	$15,255
Taxes	$891	$7,192
Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$1,386	$4,918
Capital lease obligation incurred	$541	$513

 Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance, as applicable. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company defines adjusted net income as net income (loss) available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our initial public offering, restructuring charges, losses on extinguishment of debt, certain gains on disposal of assets and the tax impact of these adjustments and other unusual or infrequent tax items. The Company defines adjusted net income per common share – diluted as adjusted net income divided by the diluted weighted average common shares outstanding. The Company uses adjusted net income and adjusted net income per common share – diluted to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures.

Additionally, this press release also refers to Elfa third party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate. The Company believes the disclosure of Elfa third party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen	Thirteen	Fifty-two	Fifty-two

	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Numerator:
Net income available to common shareholders	$9,399	$13,048	$5,142	$22,673
Distributions accumulated to preferred shareholders	-	-	-	-
IPO related stock-based compensation	-	-	-	-
IPO costs	-	-	-	-
Restructuring charges	-	-	-	-
Loss (gain) on disposal of subsidiary and real estate	-	149	-	(3,681)
Loss on extinguishment of debt	-	-	-	-
Certain taxes	-	(1,440)	-	(2,491)
Adjusted net income	$9,399	$11,757	$5,142	$16,501

Denominator:
Weighted average common shares outstanding – diluted	47,986,975	48,372,125	47,985,717	48,520,865

Adjusted net income per diluted common share	$0.20	$0.24	$0.11	$0.34

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen	Thirteen	Fifty-two	Fifty-two

	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended

	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Net income	$9,399	$13,048	$5,142	$22,673
Depreciation and amortization	8,981	8,412	34,230	31,011
Interest expense, net	4,199	4,155	16,810	17,105
Income tax expense	4,822	4,403	2,909	7,193
EBITDA	$27,401	$30,018	$59,091	$77,982
Pre-opening costs	2,163	1,340	9,033	8,283
Noncash rent	(256)	(427)	(1,844)	(374)
Stock-based compensation	392	339	1,556	1,289
Foreign exchange losses (gains)	54	1	241	(171)
Other adjustments	23	(19)	82	1,221
Adjusted EBITDA	$29,777	$31,252	$68,159	$88,230

The Container Store Group, Inc.

Recast consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen	Thirteen	Thirteen	Thirty-nine

per share amounts)	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended

	July 4, 2015	October 3, 2015	January 2, 2016	January 2, 2016
Net sales	$169,958	$204,412	$212,836	$587,206
Cost of sales (excluding depreciation and amortization)	70,447	86,139	87,402	243,988
Gross profit	99,511	118,273	125,434	343,218
Selling, general, and administrative expenses (excluding depreciation and amortization)	94,284	96,068	103,867	294,219
Stock-based compensation	327	373	488	1,188
Pre-opening costs	1,640	3,532	1,784	6,956
Depreciation and amortization	8,231	8,393	9,081	25,705
Other expenses	-	-	-	-
Loss (gain) on disposal of assets	10	(3)	58	65
(Loss) income from operations	(4,981)	9,910	10,156	15,085
Interest expense, net	4,173	4,232	4,209	12,614
(Loss) income before taxes	(9,154)	5,678	5,947	2,471
(Benefit) provision for income taxes	(3,366)	2,336	2,023	993
Net (loss) income	($5,788)	$3,342	$3,924	$1,478

Net (loss) income per common share - basic and diluted	($0.12)	$0.07	$0.08	$0.03

Weighted-average common shares outstanding - basic	47,983,785	47,986,401	47,986,975	47,985,720
Weighted-average common shares outstanding - diluted	47,983,785	47,986,972	47,986,975	47,985,720

The Container Store Group, Inc.

Recast selected consolidated balance sheet data (unaudited)

	As of
(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016
Cash	$8,397	$7,397	$20,953
Inventory	109,246	112,115	101,899
Total assets	784,420	791,536	792,209
Long-term debt	353,091	351,792	355,445
Stockholders’ equity	198,052	201,359	205,048

The Container Store Group, Inc.

Recast selected consolidated cash flow data (unaudited)

	Thirteen	Twenty-six	Thirty-nine

	Weeks Ended	Weeks Ended	Weeks Ended

(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016
Cash flows (used in) provided by operating activities	($16,409)	($1,644)	$22,065
Cash flows used in investing activities	(12,008)	(22,789)	(31,607)
Cash flows provided by financing activities	24,800	20,376	19,303
Effect of exchange rate changes on cash	495	(65)	(327)
Net (decrease) increase in cash	(3,122)	(4,122)	9,434
Cash at beginning of fiscal period	11,519	11,519	11,519
Cash at end of fiscal period	8,397	7,397	20,953

The Container Store Group, Inc.

Recast Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

	Thirteen	Thirteen	Thirteen	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended

(In thousands)	July 4, 2015	October 3, 2015	January 2, 2016	January 2, 2016
Net (loss) income	($5,788)	$3,342	$3,924	$1,478
Depreciation and amortization	8,231	8,393	9,081	25,705
Interest expense, net	4,173	4,232	4,209	12,614
Income tax (benefit) expense	(3,366)	2,336	2,023	993
EBITDA	3,250	18,303	19,237	40,790
Pre-opening costs	1,640	3,532	1,784	6,956
Noncash rent	(670)	(311)	(508)	(1,489)
Stock-based compensation	327	373	488	1,188
Foreign exchange losses (gains)	176	(44)	141	273
Other adjustments	14	16	22	52
Adjusted EBITDA	4,737	21,869	21,164	47,770

The Container Store Group, Inc.

Recast Operating Data (unaudited)

	As of

	July 4, 2015	October 3, 2015	January 2, 2016
Store count	72	75	77

	Thirteen	Thirteen	Thirteen	Thirty-nine

	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended

	July 4, 2015	October 3, 2015	January 2, 2016	January 2, 2016
Comparable store sales growth for the period(1)	-1.7%	1.0%	-2.1%	-0.9%

(1) A store is included in the comparable store sales calculation on the first day of the sixteenth full fiscal month following the store’s opening. When a store is relocated, we continue to consider sales from that store to be comparable store sales. Net sales from our website and call center are also included in calculations of comparable store sales. The comparable store sales growth operating measure in a given period is based on merchandise and service orders placed in that period, excluding shipping and delivery, which may not always reflect when the merchandise and services are received by the customer. The comparable store sales growth metric is an operating measure intended only as supplemental information and is not a substitute for net sales presented in accordance with generally accepted accounting principles (“GAAP”).